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                                                               EXHIBIT 12.01
CARAUSTAR INDUSTRIES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


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                                                                  -------------------------------------------------------------
                                                                    1995           1996          1997         1998       1999
                                                                  -------        --------      --------     --------   --------
Earnings:
Income from continuing operations before income
  taxes, minority interest, reversal of loss on discontinued
  operations and cumulative effect of accounting changes          $69,100        $ 95,230       $83,388     $ 83,018    $64,641

Equity in income of less-than-50-percent-owned entities                --            (104)          (40)          12          0

Fixed charges                                                       9,716          12,865        16,536       19,469     30,528

Less capitalized interest expense                                      --              --            --         (219)      (626)
                                                                  -------        --------       -------     --------    -------
  Earnings                                                        $78,816        $107,991       $99,884     $102,280    $94,543
                                                                  =======        ========       =======     ========    =======

Fixed charges:
Interest expense                                                  $ 6,955        $ 10,698       $14,111     $ 16,072    $25,735

Amortization of debt issuance costs                                   116             348            --           --        142

Estimate of the interest cost within rental expense                 2,645           1,819         2,425        3,178      4,025

Capitalized interest expense                                           --              --            --          219        626
                                                                  -------        --------       -------     --------    -------
  Fixed charges                                                   $ 9,716        $ 12,865       $16,536     $ 19,469    $30,528
                                                                  =======        ========       =======     ========    =======

Ratio of earnings to fixed charges                                   8.11            8.39          6.04         5.25       3.10
                                                                  =======        ========       =======     ========    =======
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